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                                                                 EXHIBIT 23.4(C)

To the Board of Directors
and Shareholders of
FPS Power Systems Oy Ab


     We consent to the incorporation by reference in the registration statement on Form S-3 of Exide Electronics Group, Inc. of amendment No. 1 to our report dated March 15, 1996, with respect to the balance sheets of FPS Power Systems Oy Ab as of September 30, 1995 and December 31, 1994 and 1995 and related statements of income and of cash flows for the nine months ended September 30, 1995 each of the years in the three-year period ended December 31, 1995, which report appears in the Form 8-K/A of Exide Electronics Group, Inc. dated July 9, 1996 and the reference to our firm under the heading "Experts" in the prospectus.


KPMG WIDERI OY AB
Helsinki, Finland


November 1, 1996


Sixten Nyman
Authorized Public Accountant